Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:

Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Angela L. Brown Elected to Deluxe Board of Directors

MINNEAPOLIS – (BUSINESS WIRE) – August 15, 2024 — Deluxe (NYSE: DLX), a trusted Payments and Data company, has announced the election of Angela L. Brown to its Board of Directors. She will serve on the Audit and Finance Committee and the Corporate Governance Committee.

Ms. Brown served for ten years, until May 2023, as the President and CEO of Moneris Solutions Corporation, a Canadian merchant services company specializing in payment processing. She previously served as Group Executive, Enterprise Development, Merchants & Acceptance, for MasterCard Worldwide, and held multiple senior banking positions at both Fifth Third Bank in Cincinnati and Canadian Imperial Bank of Commerce in Toronto.

“Angela brings a wealth of experience to Deluxe, particularly in the merchant services space,” said Barry McCarthy, President and CEO of Deluxe. “Her leadership and guidance as we continue to expand our offerings and reach will prove invaluable.”

“Angela Brown’s experience and expertise is an ideal fit for our board as we continue to grow our merchant services business,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “Her roles with both Moneris and MasterCard provide unique perspective on the merchant industry, and we are excited to welcome her to the Deluxe team.”

“With the acquisition of First American Payments Systems in 2021 – now Deluxe Merchant Services – Deluxe became a major player in the merchant space, expanding its already impressive footprint in digital payments and acceptance,” Brown said. “I am honored and humbled to join the board of this vibrant organization to help lend my experience as it continues to grow and evolve.”

Since 2016, Ms. Brown has served as a non-executive director of Altus Group, where she chairs the Human Resources and Compensation Committee. She also recently completed her term as chair of TechNation, a non-profit association of major technology firms operating in Canada, championing digital economy and evolution.

Ms. Brown holds an MBA from the Schulich School of Business and a Bachelor of Arts degree from the University of Toronto. She is a graduate of the NACD Director Professionalism Course, the Rotman School of Management's Financial Literacy Program and holds a CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute/Carnegie Mellon University.

# # #

About Deluxe Corporation
Deluxe, a trusted Payments and Data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.